Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
KOS REPORTS 2005 FOURTH QUARTER AND FULL YEAR RESULTS, FORECASTS
CONTINUED DOUBLE-DIGIT REVENUE GROWTH FOR 2006
Fourth Quarter 2005 Highlights*
•	Revenue increased 42% to $213.9 million

•	Net income was $26.2 million or $0.53 per share; excluding one time events, net income was $35.1 million, or $0.71 per share

•	Generated approximately $96 million in cash from operations
Full Year 2005 Highlights*
•	Revenue increased 51% to a record $751.7 million

•	Net income of $118.1 million or $2.46 per share; excluding one-time events, net income grew 44% to $131.2 million and EPS grew 36% to $2.73 from 2004 (as adjusted for a full tax rate)

•	Generated approximately $238 million in cash from operations; year-end net cash balance of $412.7 million

•	Company remains debt free
*	Fourth quarter and full year net income amounts include a $5.5 million accrual adjustment ($0.11 per share) relating to expected ability of the Company to realize certain tax benefits. Attached is a reconciliation of GAAP to Non-GAAP calculations.
     CRANBURY, NJ, FEBRUARY 23, 2006 — Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) today announced financial results for the fourth quarter and full year ended December 31, 2005.
     For the fourth quarter of 2005, revenue increased 42% to a record $213.9 million, up from $150.7 million for the fourth quarter of 2004. This significant increase is in large part a result of continued strong growth of the Company’s highly differentiated cholesterol products and contributions from its new hypertension portfolio following the successful transaction with Biovail, which was completed in May 2005. Revenue for the full year ended December 31, 2005, increased 51% to $751.7 million, from $497.1 million in 2004.
     Excluding one-time events, net income for the fourth quarter of 2005 was $35.1 million, or $0.71 per share, versus $33.0 million, or $0.72 per share, during the comparable 2004 quarter (as adjusted to reflect a 38% effective tax rate in the 2004 period). Including the one-time events, net income and earnings per share during the fourth quarter of 2005 were $26.2 million and $0.53 per share, respectively. Reported net income and earnings per share during the fourth quarter of 2004, which did not reflect a full effective tax rate, were $53.0 million and $1.15 per share, respectively.
     Excluding one-time events, net income for the full year 2005 increased 44% to $131.2 million, or $2.73 per share, from $90.9 million, or $2.01 per share, during 2004 (inclusive of a 38% effective tax rate in the 2004 period). Including the one-time events, net income and earnings per share for 2005, were $118.1 million and $2.46 per share, respectively. Reported net income and earnings per share for 2004, which did not reflect a full effective tax rate, were $142.3 million and $3.13 per share, respectively.
     During the fourth quarter and twelve-month period ended December 31, 2005, the Company generated approximately $96 million and $238 million, respectively, in cash from operations. At year-end, Kos had cash and marketable securities of $412.7 million, the highest amount in the Company’s history. Kos also continues to remain debt-free.

     Revenue from Kos’ cholesterol franchise grew 21% to $149.5 million for the fourth quarter of 2005, up from $123.2 million recorded during the fourth quarter of 2004. For the twelve-month period ended December 31, 2005, Kos’ cholesterol franchise grew 30% to $556.6 million versus $428.8 million in 2004.
     Azmacort® achieved revenue of $30.6 million for the fourth quarter of 2005, compared to $27.5 million for the comparable 2004 quarter. Since acquiring Azmacort in 2004, the Company has slowed the previous four-year prescription decline and has begun, through its SMART targeted marketing, to generate growth among its targeted physicians. The brand’s revenue grew to $103.2 million for the twelve-month period in 2005.
     The Company’s hypertension portfolio has contributed significantly to revenue growth. Since acquiring these products in May 2005, Kos’ hypertension portfolio recorded sales of $91.8 million. Total prescriptions for Cardizem®LA increased 19% in 2005 versus growth in the calcium channel blocker market of only 1%, and the Teveten® franchise demonstrated total prescription growth of 12% for 2005.
     “We have just concluded our third consecutive year of profitability,” said Adrian Adams, President and Chief Executive Officer. “We are proud of our major accomplishments in 2005, a year in which we continued to deliver revenue and earnings growth ahead of most of our peers, above market prescription growth, favorable clinical trends and results and the continuation of our highly differentiated position within our core markets.” He continued, “2005 was also a very active and successful year from a corporate development and licensing perspective, highlighted by the completed transactions with Arisaph Pharmaceuticals, Barr, Biovail and Jerini. These achievements, together with our progress in research and development, position us well for transitioning to the next exciting phase of evolution for Kos.”
     The Company continued to drive enhanced research and development and product life-cycle management productivity in 2005. Kos entered into an exclusive North American collaboration and license agreement with Jerini US, Inc. for the development, marketing and distribution of Icatibant, a product in late-stage, Phase III development for hereditary angiodema, projected to be launched during the first half of 2007. The Company also announced, in conjunction with its sponsored research partner, Arisaph Pharmaceuticals, promising data on a new chemical entity, reverse-D4F, which showed a reduction in the atherosclerotic lesion area in Apo E-null mice. At the 2005 Scientific Sessions of the American Heart Association Meeting, Kos also announced the results of the ARBITER 3 clinical study, which demonstrated that adding Niaspan® to a statin reverses atherosclerosis with a 105% reduction in the rate of progression as measured by a change in carotid IMT. In addition, during 2005 Kos announced the commencement of the AIM-HIGH morbidity/mortality study with Niaspan/simvastatin, jointly sponsored with National Heart, Lung, and Blood Institute of the National Institutes of Health. Finally, the Company announced today, in a separate press release, excellent top line efficacy results from the COMPELL study and the flush study conducted on its optimized Niaspan modified formulation.
     With respect to its financial outlook, the Company forecasts strong prescription and revenue growth in 2006 with anticipated new product introductions driving further growth in 2007. In order to optimally position Kos to take full advantage of its new product opportunities and to maximize the profit contribution of new and existing products, the Company has made the strategic decision to expand the size of its sales force ahead of its anticipated 2007 and 2008 new product launches. The cost of expanding the sales force, together with an increase in royalty expenses, will lead to reduced operating margins in 2006. Operating margins are expected to improve significantly in 2007 as a result of a substantial reduction in royalty expenses. Revenue and earnings for 2006 will also be impacted by the recent signing of inventory management agreements (IMAs) with each of the three leading pharmaceutical wholesalers.
     “2006 will be a transitional year for Kos,” said Mr. Adams. “We will continue to make investments in new products and commercial infrastructure to strategically position the Company for the next phase of our growth. Based on the clinical success of our optimized Niaspan modified formulation, we plan to develop a complete range of new Niaspan products and expect the first phase of this new line to be launched in the first quarter of 2007. We also plan to launch Icatibant for the treatment of hereditary angiodema in the first half of 2007, and Niaspan/simvastatin, in the first half of 2008, all of which should give us very favorable revenue evolution over the next several years. While we are assessing the benefits to Kos of a potential extension of the co-promotion agreement with Takeda Pharmaceuticals, we have made the strategic decision to build an expanded Kos sales force to fully maximize on the considerable commercial opportunities ahead of us.”

     For the full year 2006, revenues are expected to be in a range of $880 — $900 million, a growth rate of 17% to 20% over 2005. This revenue level includes the impact of an estimated $45 million reduction of wholesaler inventory levels as a result of the execution of IMAs. Adjusted for the one-time impact of IMAs, underlying projected revenue growth would have been in the range of 23% — 26% for 2006 as compared to the preceding year.
     Earnings per share for the full year 2006 are expected to be in the range of $2.25 — $2.35, before accounting for share-based compensation expense. As a result of the adoption of FAS 123R, the Company projects reported earnings per share to be in the $1.70 — $1.80 range. Projected 2006 earnings include factoring in the anticipated one-time impact of IMAs (approximately $0.33 per share) and the cost of hiring and training 250 new sales representatives (approximately $0.23 per share). Absent these one-time and transitional items, 2006 earnings per share are expected to be in the range of $2.80 — $2.90 versus $2.73 in 2005 before one-time events. Most of the impact of the IMAs will be realized in the first quarter of 2006. Expenses related to the expansion of the sales force will be realized primarily in the third and fourth quarters.
     Revenues for the first quarter of 2006 are expected to be in the range of $170 — $175 million. Earnings (loss) per share for the quarter are expected to be in the range of $0.05 — $0.10, prior to accounting for share-based compensation expense, and $(0.05) — $(0.10) on a GAAP reported basis. As noted above, the majority of the impact on revenue and earnings from IMAs is expected to be realized during the first quarter.
     While not providing formal guidance at this time, Kos expects renewed profit growth in 2007. Continued strong revenue growth driven by the anticipated launch of the first phase of a new range of Niaspan products in early 2007, and Icatibant, coupled with a significant reduction in royalty expenses, should result in earnings growth per fully diluted share in the range of 30% — 40% over 2006 guidance.
     Kos’ senior management will host a conference call today at 8:30 a.m. ET to discuss the Company’s quarterly results. The conference call will be available live via the Internet by accessing Kos’ website at www.kospharm.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. Those who cannot access the webcast, can participate via telephone by calling 913-981-5542, confirmation code 9534014. A replay will also be available on the website at www.kospharm.com or by calling 888-203-1112 domestic or international, and entering 9534014 from 3:00 PM ET today until 12:00 AM ET on Monday, February 27, 2006. Financial information to be discussed during the conference call is located on Kos’ website in the Investor Relations section.
     Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases with a particular focus on the cardiovascular, metabolic and respiratory disease areas. The Company’s principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, and patient compliance. Kos’ strategy also includes making measured investments in new chemical entity research through in-house and sponsored research, scientific in-licensing and general corporate development activities. The Company currently markets Niaspan and Advicor® for the treatment of cholesterol disorders, Azmacort for the treatment of asthma, Cardizem LA for the treatment of hypertension and angina, and Teveten and Teveten®HCT for the treatment of hypertension. Kos has a strong and growing research and development pipeline including proprietary drug delivery technologies in solid-dose, inhalation and aerosol metered-dose device administration to help fuel sustained, organic sales growth into the future.
     Certain statements in this press release, including statements regarding the Company’s ability to generate enhanced revenue and earnings, achieve its financial projections for 2006 and 2007, continue to grow sales of Niaspan, Advicor, Azmacort, Cardizem LA, and Teveten/ Teveten HCT, the Company’s ability to develop or acquire additional products, the Company’s ability to successfully commercialize and develop the products acquired through its strategic alliances, the Company’s ability to successfully develop and launch newly formulated Niaspan products, the Company’s increased expectations regarding revenue, profit growth, operating margins and earnings per share in future periods, the Company’s ability to make continued investments in research and development, to aggressively pursue corporate development activities, to continue excellent growth momentum in the short, medium and long-term, the Company’s expectations regarding the continuing increases in prescriptions written for its products, the Company’s expectations regarding the impact of certain non-recurring and transitional items, including the signing of inventory management agreements, the Company’s expectations regarding the launch dates for an Icatibant based product, Niaspan/simvastatin and a modified formulation of Niaspan, the Company’s anticipated hiring of approximately 250 additional sales representatives and the cost associated therewith, the Company’s anticipated reduction in wholesale inventory levels and impact of such reduction on earnings, the Company’s reduction of royalty expenses in future periods, and the Company’s ability to continue to generate cash from operations are forward-looking and are subject to risks and uncertainties which may cause actual results to differ materially from those projected in a forward-looking statement. These risks and uncertainties include, the Company’s ability to grow revenue and control expenses, the protection afforded by the Company’s patents and those related to the acquired and licensed products, the ability to build awareness for Niaspan, Advicor, Azmacort, Cardizem LA, Teveten and Teveten HCT within the medical community, the continued success of the alliances with Takeda, Merck KGaA, Oryx, Arisaph, Barr, Biovail and Jerini, the continuing growth of the cardiovascular and respiratory markets, the Company’s ability to maintain its compliance with FDA regulations and standards without adversely affecting the Company’s manufacturing capability or ability to meet its production requirements or profit margins, the Company’s ability to increase the size of its sales force and to attract and retain sales professionals, and, ensure compliance with prescription drug sales and marketing laws and regulations, changes in the regulatory environment governing the Company’s compliance with the FDA, PTO, tax and competition issues, the impact of a possible generic version of the Cardizem LA product or other products sold by the Company, the ability of third party suppliers to the Company continuing to be able to perform their supply obligations, the Company’s ability to achieve regulatory approvals for its products under development in a timely manner, such as the modified formulation of Niaspan, Niaspan/simvastatin and others, the Company’s ability to establish a footprint and generate sales in the hypertension and angina markets, the Company’s ability to successfully negotiate additional important strategic business development opportunities, the progress of the Company’s research and development pipeline, fluctuating buying patterns by the Company’s wholesalers and distributors, the adequacy of the Company’s reserves for income taxes, the Company’s ability to maintain coverage of its products by government agencies and the effects of the loss of such coverage with such agencies, such as the Centers for Medicare and Medicaid Services, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission, and in other reports filed with the SEC. All information in this press release is as of February 23, 2006 and the Company undertakes no duty to update this information.

Contacts:	Kos Pharmaceuticals, Inc.
	John J. Howarth	Nichol Harber
	Vice President, Investor	Senior Manager, Investor
	Relations	Relations
	& Corporate Affairs	& Corporate Communications
	(609) 495-0726	(609) 495-0527
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Kos Pharmaceuticals, Inc. and Subsidiaries
SELECTED FINANCIAL INFORMATION

	Three Months Ended			Year Ended
	December 31,			December 31,
	2005	2004		2005		2004
	(unaudited)	(unaudited)
Condensed Consolidated Statement of Operations
(in thousands, except per share data)
Revenues	$213,916	$150,710		$751,700		$497,104
Cost of Sales	25,409	10,424		81,295		36,926

	188,507	140,286		670,405		460,178

Operating Expenses:
Research and development	40,651	20,476		123,234		111,064	(II)
Selling, general and administrative	100,987	66,295		366,137		235,718	(III)

Total operating expenses	141,638	86,771		489,371		346,782

Income from Operations	46,869	53,515		181,034		113,396

Interest and Other (Income)/Expense	(3,208)	(352)		(7,580)		(4,747	)(III)

Provision for/(Benefit from) Income Taxes	23,854	843		70,511		(24,176	)(IV)

Net Income	$26,223	$53,024		$118,103		$142,319

Net Income per Share:
Basic	$0.56	$1.34		$2.71		$3.76
Diluted	0.53	1.15	(I)	2.46	(I)	3.13	(I),(V)

Shares Used in Computing Net Income per Share:
Basic	46,561	39,701		43,528		37,898
Diluted	49,577	46,154		48,293		45,836

	Three Months Ended December 31,
	2005		2004
		Diluted		Diluted
	Amount	Per Share	Amount	Per Share
	(unaudited)		(unaudited)
Reconciliation of Net Income Before One-Time Events to Reported Net Income
(in thousands, except per share data)
Net Income Before One-Time Events	$35,085	$0.71	$33,041	$0.72
Impact of One-Time Events:
Benefit from removal of valuation allowance associated with NOLs	—	—	19,983	0.43
Jerini licensing fees	(8,862)	(0.18)	—	—

Net Income and EPS, as reported	$26,223	$0.53	$53,024	$1.15

	Year Ended December 31,
	2005		2004
		Diluted		Diluted
	Amount	Per Share	Amount	Per Share
	(unaudited)		(unaudited)
Reconciliation of Net Income Before One-Time Events to Reported Net Income
(in thousands, except per share data)
Net Income Before One-Time Events	$131,215	$2.73	$90,911	$2.01
Impact of One-Time Events:
Investment in Arisaph Pharmaceuticals, Inc.	(2,500)	(0.05)	—	—
Settlement with Andrx Laboratories	—	—	3,720	0.08
Azmacort HFA acquisition	—	—	(23,560)	(0.51)
Biovail transaction	(1,750)	(0.04)	—	—
Benefit from removal of valuation allowance associated with NOL’s	—	—	71,248	1.55
Jerini licensing fees	(8,862)	(0.18)	—	—

Net Income and EPS, as reported	$118,103	$2.46	$142,319	$3.13

	December 31,	December 31,
	2005	2004
Condensed Consolidated Balance Sheet
(in thousands)
Cash and Cash Equivalents	$412,736	$258,703	(VI)
Accounts Receivable, net	111,652	74,568
Deferred Tax Asset, current	36,775	35,516
Other Current Assets	41,303	22,221
Fixed Assets, net of depreciation	28,745	23,341
Deferred Tax Asset, non-current	29,490	19,016
Intangible Assets	228,530	150,079
Other Assets	20,523	3,482

Total assets	$909,754	$586,926

Current Liabilities	$210,273	$136,788
Other Liabilities	21,122	14,996
Shareholders’ Equity	678,359	435,142

Total liabilities and shareholders’ equity	$909,754	$586,926

Notes:
(I)	Calculation of fully diluted EPS reflects net income excluding $264,000 in interest expense for the quarter ended December 31, 2004, and $520,000 and $1,209,000 for the twelve months ended December 31, 2005 and 2004, respectively, associated with the Company’s convertible credit facilities.

(II)	Includes the effect of a one-time, $38.0 million in-process R&D write-off associated with the acquisition of the Azmacort product.

(III)	Includes the effect of a $6.0 million settlement received from Andrx, of which $2.0 million was recorded as reimbursement of operating expenses and $4.0 million as other income.

(IV)	Includes a tax benefit of $71.2 million associated with the reversal of the Company’s deferred tax asset valuation allowance.

(V)	Includes a (i) tax benefit of $71.2 million, which had a positive income statement impact of $1.50 per share, associated with the reversal of the Company’s deferred tax asset valuation allowance during 2004, (ii) $38 million charge associated with the Azmacort HFA acquisition, which had a negative income statement impact of $0.51 per share, and (iii) the impact of the Andrx settlement, of $ 6 million, which had a positive income statement impact of $0.08 per share.

(VI)	Includes $17.1 million of cash pledged as collateral under the Company’s letters of credit facility as of December 31, 2004.